EXHIBIT 99.1
ASHFORD
Second Quarter 2023 Conference Call
August 3, 2023
12 p.m. CT

Introductory Comments – Jordan Jennings
Good day and welcome to today’s conference call to review results for Ashford for the second quarter of 2023 and to update you on recent developments. On the call today will be: Deric Eubanks, Chief Financial Officer, and Eric Batis, Executive Vice President of Operations. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 2, 2023, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter ended June 30, 2023 with the second quarter ended June 30, 2022.
I will now turn the call over to Deric.
Introduction – Deric Eubanks
Thanks Jordan, and welcome everyone to our call to discuss our financial results for the second quarter of 2023. I’ll start by giving you an overview of our operations, strategy, and financial results for the quarter, and then Eric will provide an update regarding our operating businesses. After that, we will open it up for Q&A.
The key themes we are going to highlight today are:
•First, we had strong revenue growth in the quarter, but a difficult year over year comparison as last year we reported record results in the second quarter as demand came roaring back to hotels and labor conditions made it difficult to fill open positions;

•Second, we continue to see growth in the pace of capital raising through Ashford Securities and were pleased to announce the milestone of over $500 million of capital raised through Ashford Securities since its launch in 2021; and
•Third, Remington had a record quarter in terms of the number of new third-party management agreements it signed during the quarter. We continue to be excited about the potential for Remington, and all of our portfolio companies, to continue to grow their third-party business.

As of June 30, 2023, our two publicly-traded REIT platforms, Ashford Trust and Braemar, had ownership interests in 118 hotels with approximately 27,000 rooms and approximately $7.9 billion of gross assets. Braemar’s resort portfolio has seen some stabilization in both demand and pricing as leisure guests now have more options for travel, while its urban hotels continue to recover nicely as both corporate and group demand continues to strengthen. Braemar has also been active on the acquisition front and has completed three acquisitions this cycle: The iconic 96-room Ritz-Carlton Reserve Dorado Beach in Puerto Rico, the 210-room Four Seasons Resort Scottsdale at Troon North, and the 143-room Mr. C Beverly Hills Hotel. We are also excited about Braemar’s recent announcement regarding the planned conversion of the Mr. C Beverly Hills to Hilton’s LXR brand. We believe the strength of the Hilton reservation system will make a big impact at that property.

Ashford Trust continues to focus on deleveraging its balance sheet and extending its debt maturities and ended the quarter with over $344 million of net working capital. To date, Ashford Trust has issued over $50 million of its non-traded preferred stock, and we believe this is an attractive source of capital for that platform. Further, in early July, Ashford Trust made the strategic decision to not make the required paydown of approximately $255 million for 19 hotels secured by its KEYS A, B and F loans. It’s important to note that in the event those hotels end up being transferred to the lender, we estimate the annual impact to Ashford Inc. will only be a reduction in annual Adjusted EBITDA of between $2 and $3 million.

Our strategy and structure are designed for growth. We have a powerful ecosystem of businesses that all benefit as we grow our assets under management. Our size and scale in the lodging industry also bring benefits to third-party owners and other capital providers as we are one of the largest owners and fee payers for the major hotel brands. We believe we have a superior strategy and structure that is unique within the hospitality space, and we are excited about the potential growth of our platform. Over the past few years, we have completed numerous bolt-on acquisitions for our operating businesses and, with ample dry powder, we continue to look for attractive opportunities to strategically and accretively grow our business.
I will now turn to our financial results for the quarter.
Net loss attributable to common stockholders for the second quarter was $(7.5) million.
Adjusted EBITDA was $17.8 million for the second quarter. As I previously mentioned, we had difficult comparisons to last year and our portfolio companies are working to balance their cost structures while experiencing robust revenue growth.

Adjusted net income for the second quarter was $12.7 million, and adjusted net income per diluted share was $1.57.
Total advisory fee revenue from Braemar in the second quarter increased 15.1% over the prior year quarter.
Our share count currently stands at 8.0 million fully diluted shares outstanding, which is comprised of 3.1 million common shares outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation plan, 4.2 million common shares associated with our Series D convertible preferred stock, and the remaining 0.5 million shares are for acquisition related shares and restricted stock.
I will now turn the call over to Eric to discuss our operating businesses in more detail.
Products & Services – Eric Batis
Thank you, Deric.
We are excited to provide updates on our Products & Services businesses, which continued to build momentum during the second quarter. As a reminder, our strategy is to acquire exceptional businesses and create shareholder value by implementing best operating practices, executing accretive add-on acquisitions, and utilizing our unique ability to refer these businesses to our advised REITs. The second quarter was headlined by two key themes: impressive revenue growth and margin pressure. Margins in the second quarter were adversely impacted relative to the prior year quarter by inflation, a return to normalized staffing levels, and revenue mix, which I will touch on shortly.
The first business I’d like to discuss is INSPIRE, our leading single-source solution for meeting and event needs with an integrated suite of audio-visual services, including show and event, hospitality, and creative services. Continuing its strong growth trajectory, INSPIRE generated $41.3 million of audio visual revenue in the second quarter, a 14.9% increase over the prior year quarter, and $5.1 million of Adjusted EBITDA, representing a 12.3% Adjusted EBITDA margin. Throughout the first half of 2023, INSPIRE has seen impressive top line growth that has required subrentals and contract labor to execute on this new business, which has resulted in margin pressure. The second quarter of 2022 was the first quarter where revenue significantly accelerated following the pandemic, and its 25% Adjusted EBITDA margin at the time was the product of handling large show services events with a very lean team. We target an Adjusted EBITDA margin of 15% and expect INSPIRE to achieve this margin on a stabilized basis.
INSPIRE continues to grow its international operations in Mexico and the Dominican Republic, generating $11.8 million of revenue in the second quarter which represented a 31.4% increase over the prior year quarter. INSPIRE also executed two new hospitality contracts during the second quarter which are expected to contribute $815,000 of annual audio-visual revenue.
Remington is a dynamic hotel management company, providing best-in-class management and expertise to hotels across the country. This quarter, we are excited to announce that Remington

Hotels has rebranded to Remington Hospitality, which better reflects the company’s expanded hospitality offerings and the future direction of the company. This rebrand is emblematic of Remington’s commitment to innovation and evolving with industry trends and consumer preferences.
In the second quarter, Remington executed eight new third-party hotel management agreements representing $1.8 million of expected annual revenue, including its first hotel management agreement with an international hotel, which is located in Costa Rica. This was a record quarter for Remington in terms of the number of new third-party contracts signed and illustrates the momentum we continue to see in growing our third-party business. Remington also generated second quarter hotel management fee revenue and Adjusted EBITDA of $14.9 million and $6.7 million, respectively, representing a 44.8% Adjusted EBITDA margin. Remington’s margin decreased compared to the prior year quarter due to an increase in lower margin ancillary revenue, and lower incentive management fees, which were elevated in 2022 due to hotels outperforming budget throughout the early days of the recovery. At the end of the second quarter, Remington managed 120 properties that were open and operating. Remington managed 73 properties for Ashford’s advised REITs, Ashford Hospitality Trust and Braemar Hotels & Resorts. Remington also managed 47 third-party properties for 29 different ownership groups, 11 of which have hired Remington to manage two or more of their hotels. These ownership groups include real estate funds, family offices, high net worth individuals, private equity groups and developers. Remington’s managed portfolio operates in 26 states and Washington, D.C. across 25 brands, including 15 independent and boutique properties.
RED Hospitality & Leisure is a leading provider of watersports activities and destination services in the U.S. Virgin Islands, Puerto Rico, Florida Keys, Turks & Caicos and Hawaii. In the second quarter, RED generated $9.8 million of revenue, representing a 27.5% increase over the prior year quarter, and $2.3 million of Adjusted EBITDA, representing a 23.7% Adjusted EBITDA margin. RED has seen margin pressure in the last year due to increased salaries as they invest in leadership to support future growth, increased costs for items such as food and beverage, and slowing demand in the Florida Keys and Turks and Caicos, causing less high-margin, incremental passenger revenue to be captured.
RED’s recent focus has been on the integration of Alii Nui and Maui Dive Shop in Hawaii, which was acquired on March 17th. Alii Nui provides luxury sailing and watersports experiences in Maui, offering sunset sails, dinner cruises, snorkeling, and whale watching excursions, and is the on-property provider of scuba programming at The Grand Wailea Resort in Maui. RED recently launched a new website and digital advertising campaign for Alii Nui, and Alii Nui contributed $1.8 million of revenue and $0.4 million of Adjusted EBITDA in the second quarter. RED is excited about and actively pursuing additional growth opportunities in Hawaii now that the company has established a strategic foothold in the market.
The next business I’d like to discuss is Premier, which provides comprehensive and cost-effective design, development, architecture, procurement, and project management services. Premier generated $7.6 million of design and construction fee revenue in the second quarter, representing 60.5% growth over the prior year quarter. Premier also generated $2.3 million of

Adjusted EBITDA, resulting in 105.6% growth over the prior year quarter and a 30.4% Adjusted EBITDA margin. During the quarter, Premier also executed seven new third-party contracts representing $1.0 million of expected fee revenue. Premier plans to further grow ground-up development, general contracting, architecture, and design project opportunities to diversify its revenue streams.
We are very pleased with the ongoing success of Ashford Securities’ fundraising efforts. During the second quarter, Ashford Securities hit an impressive milestone of $500 million of capital raised since 2021. Ashford Securities is currently in the market with a redeemable non-traded preferred stock offering for Ashford Trust, and has continued to build momentum by growing our institutional, broker/dealer, and RIA partners. Ashford Securities has placed over $50 million of Ashford Trust’s non-traded preferred stock through its syndicate of 35 broker-dealer and RIA firms.
Ashford Securities is also raising capital for a growth-oriented investment product focused on commercial real estate in the state of Texas. We are very bullish on Texas’ commercial real estate market because of the continued migration of people, companies, and wealth into the Lone Star State. It continues to be a very attractive place for personal and professional purposes. As of the end of the second quarter, Ashford Securities has raised $2.3 million of capital and signed dealer agreements with 17 firms to distribute this product.
After a strong second quarter, we are optimistic about the opportunities ahead for the remainder of 2023. We continue to maintain a focus on growing our Products & Services platform through two primary initiatives: third-party sales and strategic acquisitions, while we continue to pursue opportunities to meaningfully scale across all our portfolio companies.
That concludes our prepared remarks, and we will now open up the call for Q&A.
Operator to end call after Q&A – do not go back to management.